EXHIBIT 25.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the inclusion of our report dated November 11, 2005, except the last paragraph of Note 7, as to which the date is November 15, 2005, on the financial statements of Nedak Ethanol, LLC as of December 31, 2004 and 2003, and the related statements of operations, changes in members' equity and cash flows for the years ended December 31, 2004 and 2003 and the period from inception (December 15, 2003) to December 31, 2004 in Form SB-2/A Pre-effective Amendment No. 1 to the Registration Statement of Nedak Ethanol, LLC dated on or about February 8, 2006 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                                    /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                        Certified Public Accountants

Minneapolis, Minnesota
February 8, 2006